Exhibit 99.1

Wynn Resorts Announces Commencement of Tender Offer for Cash by Wynn Las Vegas, LLC for Any and All of its 5.375% First Mortgage Notes due 2022
LAS VEGAS, May 4, 2017 (BUSINESS WIRE) - Wynn Resorts, Limited (NASDAQ:WYNN) announced today that its indirect wholly owned subsidiary, Wynn Las Vegas, LLC, has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding $900 million aggregate principal amount of 5.375% First Mortgage Notes due 2022 (the “2022 Notes”).
The Tender Offer is scheduled to expire at 5:00 P.M., New York City time, on May 10, 2017 unless extended or earlier terminated (such time, as may be extended, the “Expiration Time”). Holders who validly tender their 2022 Notes prior to the Expiration Time will be eligible to receive $1,029.35 for each $1,000 principal amount of 2022 Notes.
Completion of the Tender Offer is subject to certain market and other conditions, including the completion by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “issuers”) of new debt financing on terms and conditions satisfactory to the issuers. Settlement of the Tender Offer is expected to occur one business day following the Expiration Time, unless terminated (other than with respect to Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, with respect to which settlement is expected to occur three business days after the Expiration Time).
Tendered Notes may be withdrawn at any time at or prior to the Expiration Time. Tendered Notes may be withdrawn at any time after the 60th business day after commencement of the Tender Offer if for any reason the offer has not been consummated within 60 business days after commencement.
This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the 2022 Notes. The complete terms and conditions of the Tender Offer are described in the Offer to Purchase dated as of May 4, 2017, the related Letter of Transmittal and a Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the tender and information agent for the Tender Offer, at http://www.dfking.com/wynn, by telephone at (800) 967-0271 (U.S. toll free) and (212) 269-5550 (banks and brokers) or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Attention: Andrew Beck.
Wynn Las Vegas, LLC has engaged Deutsche Bank Securities Inc. to act as the dealer manager in connection with the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to Deutsche Bank Securities Inc. by telephone at (855) 287-1922 (U.S. toll-free) and (212) 250-7527 (collect).

Forward-Looking Statements
This release contains forward-looking statements, including those related to the tender for 2022 Notes and whether or not Wynn Las Vegas, LLC will consummate the tender offer. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 and Wynn Las Vegas, LLC’s and Wynn Resorts, Limited’s periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts, Limited nor Wynn Las Vegas, LLC are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.
SOURCE: Wynn Resorts, Limited
CONTACT:
Wynn Resorts, Limited
Craig Billings, Chief Financial Officer & Treasurer
702-770-7000
investorrelations@wynnresorts.com